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                                                                    EXHIBIT 4.14

                         [C-3D DIGITAL, INC. LETTERHEAD]

AMENDMENT TO AGREEMENT

This Amendment to Agreement ("Amendment"), is made and entered into this 2nd Day of February, 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and Cinema Internet Networks, Inc., a British Columbia, Canada corporation ("CINI"), upon the following premises:

A. On or about August 2, 2000, Chequemate and CINI entered into an agreement under the terms of which Chequemate agreed to immediately file a registration statement on Form S-3 (the "registration statement"), and to include a total of shares issued to CINI pursuant to an Asset Purchase Agreement between Chequemate and CINI, in May, in the registration statement.

B. Because of various difficulties experienced by Chequemate over the past few months, Chequemate has not been able to complete and file a registration statement as contemplated, but is now prepared to do so, subject to obtaining the consent of CINI and other parties to be included in the registration statement.

C. The parties have agreed to enter into this Amendment, in order to amend the provision referred to above, to allow Chequemate additional time to file the registration statement.

NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Chequemate shall have 30 days from the date of execution of this Amendment, to make the initial filing of the registration statement with the U.S. Securities and Exchange Commission ("SEC"). Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. CIN understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC.

2. In consideration of the undertaking set forth in paragraph 1 above, CINI agrees to waive and release any claim it may have against Chequemate for failure to file a registration statement prior to the date hereof.

3. CINI agrees to provide such Chequemate with such information and documentation, as may be reasonably requested in connection with the registration statement and other filings with the SEC.

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date and year first above written.

                                          CHEQUEMATE INTERNATIONAL, INC.


                                          By /s/ Chandos Mahon
                                            -----------------------------
                                          Its: CEO


                                          CINEMA INTERNET NETWORKS, INC.


                                          By /s/
                                            -----------------------------
                                          Its: CEO